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                                                                    EXHIBIT 99.1











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                                  PRESS RELEASE
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            Blue River Bancshares, Inc. - 29 East Washington Street,
                   P. O. Box 927 - Shelbyville, Indiana 46176

FOR IMMEDIATE RELEASE


DATE:             January 15, 2002
CONTACT:          Lawrence T. Toombs, President
                  Blue River Bancshares, Inc.
                  (317) 398-9721

                   BLUE RIVER BANCSHARES COMPLETES SALE OF TWO
                           FT. WAYNE BRANCH LOCATIONS

(Shelbyville, IN) The board of directors of Blue River Bancshares (Nasdaq: BRBI) and its wholly-owned subsidiary, Shelby County Bank, today announced that on December 31, 2001, it completed the sale of two (2) of its branches pursuant to a Branch Purchase and Assumption Agreement entered into with Community First Bank & Trust, an Ohio state-chartered bank. The two branches sold were located in Ft. Wayne, IN and were operated under the name First Community Bank of Ft. Wayne.

Under the terms of the definitive agreement, Community First acquired the loans, personal property, fixed assets, cash, records and real property lease interest of the two branch offices of the Bank. Community First acquired all transaction accounts, some time deposits and certain other liabilities. Approximately $33 million of time deposits were retained by Shelby County Bank. The transaction involved the purchase of approximately $31 million in assets and the assumption of approximately $11 million in liabilities by Community First. The difference between the assets and liabilities was offset by a cash payment to Shelby County Bank of approximately $20 million. Community First also retained all the employees of the First Community branches.

Larry Toombs, President of Blue River Bancshares and Shelby County Bank stated "this represents a positive transaction for Blue River and the Bank". This is a significant step in the restructuring of Blue River, with the sale of First Community, the Bank will eliminate the costs associated with those operations and increase its regulatory capital position. The transaction involved the added benefit of allowing for a greater concentration of efforts in providing Shelby County and surrounding markets with a continued focus on improvements in services and customer attention while it also represents a positive opportunity for our Ft. Wayne employees. "This transaction will also ensure that our customers in the Ft. Wayne area will continue to be served by a strong customer oriented financial institution."

Chairman of the Board, Steven Abel stated "as the only locally owned and managed community bank in Shelby County, the board of directors believe that the focus on local operations and local customer service in the Shelby County market is a priority in the long-term success of Blue River and Shelby County Bank".

Statements in this press release which express "belief", "intention", "expectation" or "prospects", as well as other statements which are not historical in fact, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve certain risks and other uncertainties.